Exhibit 99.1

Armstrong World Industries to Sell EMEA and Pacific Rim

Businesses to Knauf International

Key Highlights

•	Agreement to sell to Knauf for an enterprise value of $330 million

•	Net cash to AWI of approximately $250 million expected mid-year 2018

•	Anticipate returning a majority of the cash to shareholders

•	To focus resources on its best-in-class Americas business

•	Expect 2019 sales of over $1 billion and adjusted EBITDA margins over 40%

LANCASTER, Pa., November 20, 2017 — Armstrong World Industries, Inc. (NYSE:AWI), a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today announced that it has entered into a definitive agreement with Knauf International GmbH, to sell its EMEA and Pacific Rim businesses to Knauf for an enterprise value of $330 million, nearly 13 times adjusted EBITDA for the combined AWI and WAVE businesses. The agreement includes the businesses of the WAVE joint venture in EMEA and the Pacific Rim, as well as Armstrong France and WAVE France, for which Knauf made a binding and irrevocable offer, subject to consultation with the local works councils. AWI currently anticipates that after customary closing adjustments, taxes and fees it will realize approximately $250 million in transaction related net cash. The transaction, which is subject to regulatory approvals and other customary conditions, is currently anticipated to close in mid-2018.

“Addressing the returns in our international businesses has been a priority since we separated the flooring business. As we previously stated, all options were on the table to meet the objective of earning an acceptable return for our shareholders. While I was pleased with the recent progress that our EMEA and Pacific Rim teams were making, we ultimately concluded that industry consolidation in those markets is required to provide the scale and efficiencies necessary to achieve acceptable and sustainable returns,” said Vic Grizzle, CEO of Armstrong World Industries. “We conducted a thorough and competitive sale process and are pleased with the outcome. We have known and respected Knauf as a competitor in the European ceilings industry for many years, and are confident they will be prudent owners of these businesses. In addition to finding the best owner for these businesses we believe we also achieved the best outcome for our shareholders.”

Although exiting the EMEA and Pacific Rim regions, AWI will remain focused on its best-in-class Americas ceilings business and expects to accelerate its profitable growth mandate by focusing investments and resources on its established core and architectural specialties ceilings and walls businesses.

“Importantly, this transaction is not a standalone strategic move. Our exit from EMEA and the Pacific Rim will be a step in an ongoing transformation plan that includes significant investment and innovation in high end mineral fiber manufacturing along with expanding capabilities in Architectural Specialties, all in the Americas where we already hold leading share positions and unrivaled capabilities. We are taking a best in class business, and making it even better,” said Mr. Grizzle.

AWI’s current guidance for the EMEA and Pacific Rim businesses anticipate 2017 sales of approximately $425 million with adjusted EBITDA of approximately $22 million. Including 100% of WAVE’s EMEA and Pacific Rim earnings, the transaction was valued on a combined standalone last twelve months adjusted EBITDA of $26 million. AWI and WAVE currently employ over 1,900 people in 36 countries and together operate 11 facilities in 7 countries across these regions.

AWI currently anticipates returning a majority of the net proceeds to shareholders, in a manner and timing to be approved by its Board of Directors.

Deutsche Bank serves as lead financial advisor to AWI in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP serves as lead counsel to AWI in connection with the transaction.

AWI’s management will host a live Internet broadcast beginning at 2:00 p.m. Eastern time tomorrow, to discuss this transaction. This event will be broadcast live on the Company’s website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company’s website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to the impact and timing of the pending transaction with Knauf International GmbH, future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

Source: Armstrong World Industries